Exhibit 99.1

QUALSTAR REPORTS FISCAL 2014 SECOND QUARTER RESULTS

QUALSTAR DRAMATICALLY NARROWS ITS LOSS AND IMPROVES GROSS

MARGINS UNDER THE NEW MANAGEMENT LEADERSHIP SINCE JULY 2013

SIMI VALLEY, Calif., February 13, 2014 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for its second fiscal quarter ended December 31, 2013.

Substantial improvement on a sequential basis (Second quarter 2014 vs. First quarter 2014)

●	Revenue increased 57% to $3.4 million from $2.2 million in the first quarter 2014
●	Storage revenues increased 29% to $1.6 million from $1.2 million and Power Supply revenues increased 93% to $1.8 million from $953,000
●	Gross margin increased 22.9% to 43.9% from 21.0%
●	Total operating expenses decreased $1.2 million or 41% to $1.8 million from $3.0 million
●	Restructuring expenses increased to $26,000 from $0.
●	Net loss was $251,000 or ($.02) per basic and diluted share compared to net loss of $2.5 million or ($.21) per basic and diluted share, a 91% decrease

Results for the Three Months Ended December 31, 2013 vs 2012

●	Revenue remained comparable at $3.4 million
●	Gross margin increased 6.1% to 43.9% from 37.8%
●	Total operating expenses decreased 29.5% to $1.7 million from $2.5 million, excluding restructuring expenses
●	Restructuring expenses decreased 95% to $26,000 from $511,000
●	Net loss was $251,000 or ($.02) per basic and diluted share vs $1.7 million or ($.14) per basic and diluted share, an 85% decrease

Results for the Six Months Ended December 31, 2013 vs 2012

●	Revenues decreased 17.3% to $5.6 million from $6.8 million, for the first six months 2014
●	Gross margin increased 2.5% to 35.0% from 32.5%
●	Total operating expenses increased 7.7% to $4.7 million from $4.4 million, excluding restructuring expenses
●	Restructuring expenses decreased 98% to $26,000 from $1.4 million
●	Net loss was $2.8 million or ($.23) per basic and diluted share vs $3.6 million or ($.30) per basic and diluted share, a 23% decrease

Cash, cash equivalents and marketable securities were $10.4 million at December 31, 2013, down $3.4 million from $13.8 million at June 30, 2013. The decrease in cash is primarily from bringing inventory back in-house from our outsourced manufacturing contractor, severance as we reduce headcount and operating losses.

Commenting on the Company’s business results, Steven N. Bronson, CEO and President of Qualstar, said, “I am extremely pleased with the progress we made in less than six months. Fiscal second quarter bottom line was the best in over two years (since quarter ending September 30, 2011). We still have substantial work ahead of us but I am confident that we are on the right track.”

Mr. Bronson went on to say, “We continue to be highly focused on driving revenue growth and aligning our cost structure towards profitability.

We terminated our contract with Benchmark Electronics Manufacturing Solutions, Inc. (the successor to CTS Electronics Manufacturing Solutions, Inc.). This transition will assist us in managing our inventory and the product requirements of our customers in a more effective manner. We are continuing to address our sales and engineering needs to support our future growth. In the past few months, we have laid the ground work to expand our international presence in Asia and Europe for both business units.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

For more information, contact:

Steven N. Bronson
Chief Executive Officer
Qualstar Corporation
805.583.7744 ext. 154

QUALSTAR CORPORATION

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net revenues	$3,440	$3,355	$5,631	$6,808
Cost of goods sold	1,931	2,086	3,661	4,595
Gross profit	$1,509	$1,269	$1,970	$2,213
Operating expenses:
Engineering	604	742	1,478	1,408
Sales and marketing	512	804	1,245	1,335
General and administrative	623	919	2,017	1,659
Restructuring expense	26	511	26	1,393
Total operating expenses	$1,765	$2,976	$4,766	$5,795
Loss from operations	(256)	(1,707)	(2,796)	(3,582)
Other income (expense)	5	34	18	(37)
Loss before income taxes	(251)	(1,673)	(2,778)	(3,619)
Provision for income taxes	-	-	-	-
Net loss	$(251)	$(1,673)	$(2,778)	$(3,619)
Change in unrealized (losses) gains on investments	(4)	(2)	6	5
Comprehensive loss	$(255)	$(1,675)	$(2,772)	$(3,614)
Loss per common share:
Basic and Diluted	$(0.02)	$(0.14)	$(0.23)	$(0.30)
Weighted average common shares outstanding:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited) (In thousands)

	December 31, 2013	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,922	$1,966
Marketable securities, short-term	7,347	6,305
Receivables, net of allowances of $75 at December 31, 2013, and $68 at June 30, 2013	2,643	3,140
Receivable from CTS for manufacturing inventories, net of allowance for returns of $292 at December 31, 2013, and $203 at June 30, 2013	-	644
Inventories, net	2,719	1,628
Prepaid expenses and other current assets	304	363
Total current assets	$14,935	$14,046
Property and equipment, net	544	545
Marketable securities, long-term	1,140	5,546
Other assets	67	70
Total assets	$16,686	$20,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,640	$2,089
Accrued payroll and related liabilities	206	424
Deferred service revenue	1,398	953
Other accrued liabilities	1,458	1,979
Total current liabilities	$4,702	$5,445

Other long term liabilities	17	17

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2013 and June 30, 2013	18,932	18,938
Accumulated other comprehensive income	10	4
Retained deficit	(6,975)	(4,197)
Total shareholders’ equity	$11,967	$14,745
Total liabilities and shareholders’ equity	$16,686	$20,207